January 8, 2024

Dear Valued Shareholder,
U.S. Global Investors, Inc. (the “Adviser”) is asking for your consideration, and vote, to remove the performance fees tied to the U.S. Global Investors Funds suite of mutual funds (the “Funds”).
The idea behind performance fees has historically been to align investors’ interests with those of the asset manager. The Funds have maintained these fees for many years and the Adviser continues to work toward aligning these interests.
However, capital markets have transformed in recent years due to additional regulations, quant trading and the widespread prevalence of ETFs, and the Adviser believes that the continued implementation of these performance-based fees has become too cumbersome and distracting.
In addition, the Adviser believes that the index currently used to calculate the performance-based fee for Global Luxury Goods Fund is not necessarily the most appropriate measure of the Fund’s performance. This represents yet another reason why the performance fee no longer makes sense.
The Adviser has pivoted quickly in response to changes in the market. For example, we closed two of our long-standing mutual funds in 2023. Removing the performance fees is another example of how the Adviser is seeking to adapt to these changes.
We hope you will support us in this effort.
Sincerely,
Frank Holmes
CEO and Chief Investment Officer
U.S. Global Investors, Inc.